EXHIBIT 5 AND EXHIBIT 23.2

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

August 12, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Spartan Motors, Inc. Registration Statement on Form S-8 Spartan Motors, Inc. Directors' Stock Purchase Plan (the "Plan")

Dear Sir or Madam:

We represent Spartan Motors, Inc., a Michigan corporation (the "Company"), with respect to the above-captioned registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933 (the "Act") to register 25,000 shares of the Company's common stock, $.01 par value ("Common Stock").

As counsel for the Company, we are familiar with its Restated Articles of Incorporation and Bylaws and have reviewed the various proceedings taken by the Company to authorize the issuance of the Common Stock to be sold pursuant to the Registration Statement. We also have reviewed and assisted in preparing the Registration Statement. In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

On the basis of the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, any and all shares of Common Stock that are the subject of the Registration Statement will, when issued in accordance with the Plan, be legally issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 covering the Common Stock to be issued pursuant to the Plan.

Very truly yours,

WARNER NORCROSS & JUDD LLP

By /s/ Stephen C. Waterbury
Stephen C. Waterbury A Partner